Exhibit 10.4.5

Loan No. RX0936T3

PROMISSORY NOTE AND SUPPLEMENT

(Single Advance Term Loan)

THIS PROMISSORY NOTE AND SUPPLEMENT (this “Promissory Note and Supplement”) is entered into as of September 12, 2005, between MONARCH UTILITIES I L.P., a Texas limited partnership (the “Company”), and CoBANK, ACB,  a federally chartered instrumentality of the United States (“CoBank”), and supplements that certain Amended and Restated Master Loan Agreement dated as of September 12, 2005, between the Company and CoBank (as amended or restated from time to time, the “MLA”).

SECTION 1.         The Term Loan Commitment.  On the terms and conditions set forth in the MLA and this Promissory Note and Supplement, CoBank agrees to make a loan (the “Loan”) to the Company in a amount up to $20,000,000.00 (the “Commitment”). CoBank’s obligation to make the Loan shall expire at 12:00 Noon, Company’s local time, on September 30, 2005, or such later date as CoBank may, in its sole discretion, authorize in writing. Under the Commitment, amounts borrowed and later repaid may not be reborrowed.

SECTION 2.         Purpose.  The purpose of the Commitment is to: (A) refinance all of the Company’s indebtedness to Southwest Water Company (“Southwest”); (B) finance capital expenditures; and (C) other corporate purposes.

SECTION 3.         Availability. Notwithstanding Section 2.02 of the MLA, the Loans will be made available: (A) on written request of an authorized officer of the Company in form and content prescribed by CoBank (the “Request for Loan”); (B) on a date to be agreed upon by the parties (the “Closing Date”); (C) in a single advance; and (D) by wire transfer of immediately available funds to “Republic Title” (as defined in the MLA), as provided in the “Closing Agreement” (as defined in the MLA). Notwithstanding the foregoing, the initial Loan to be made hereunder shall be made for the purpose of refinancing all of the Company’s indebtedness to Southwest.

SECTION 4.         Interest. The Loan will bear interest at a rate per annum to be quoted by CoBank in its sole discretion on the date the Loan is made. Interest shall be calculated on the actual number of days the Loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month.

SECTION 5.         Loan Origination Fee. In consideration of the Commitment, the Company agrees to pay to CoBank on the date hereof, a loan origination fee in the amount of $50,000.00.

SECTION 7.         Promissory Note.  The Company promises to repay the Loan on June 30, 2031. Until such date, no principal payments shall be due. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the Loan at the times and in accordance with the provisions set forth above. Notwithstanding the foregoing, if any date on which principal and interest are due is not a “Business Day” (as defined in the MLA), then such payment shall be due and payable on the next Business Day and, during such period, interest shall continue to accrue on the principal amount thereof.

SECTION 8.         Security. The Company’s obligations hereunder and, to the extent related hereto, the MLA shall be secured as provided in Section 2.04 of the MLA.

SECTION 9.         Prepayment. The Company may, on one Business Day’s prior written notice, prepay the Loan in whole or in increments of $1,000,000. Any prepayment shall be accompanied by a payment of accrued interest on the amount prepaid to the date of payment and a surcharge equal to the present value of the sum of: (1) the difference, if (a) is larger than (b), between: (a) the rate estimated by CoBank in accordance with its standard methodology to be its all-in cost to fund the Loan; minus (b) the rate estimated by CoBank on the date of the prepayment (in accordance with its then standard methodology) to be its all-in cost to fund a new loan having a weighted average life equal to the weighted average life of the balance of the Loan being prepaid; plus (2) an amount equal to a yield of ½ of 1% on the amount being prepaid, calculated on a per annum basis through the final maturity of the Loan. In calculating the surcharge, the discount rate shall be the rate determined in accordance with (1)(b) above.

SECTION 10.       Conditions Precedent. In addition to the conditions precedent set forth in Article 3 of the MLA, CoBank’s obligation to make the Loan is subject to the condition precedent that CoBank shall have received a duly executed original copy of the Request for Loan.

IN WITNESS WHEREOF, the parties have caused this Promissory Note and Supplement to the MLA to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		MONARCH UTILITIES I L.P.
a Texas limited partnership
By: Texas Water Services Group, LLC
a Texas limited liability company
Its: General Partner

By:	/s/ Illegible	By:	/s/ Michael O. Quinn

Title:	Vice President	Title:	President